Exhibit 5.1

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380

+353 1 920 1000
dublin@arthurcox.com
dx: 27 dublin

Dublin
Belfast
London
New York
San Francisco

arthurcox.com

30 September 2024

To:	Board of Directors

TE Connectivity plc

10 Earlsfort Terrace,

Dublin 2,

D02 T380,

Ireland

Re:	TE Connectivity plc (the “Company”)

Dear Directors

1.	Basis of Opinion

1.1	We are acting as Irish counsel to the Company, a public company limited by shares, incorporated under the laws of Ireland, with company registration number 571909 and its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland, in connection with the filing by the Company of a post-effective amendment to: (i) Registration No. 333-144355; (ii) Registration No. 333-167445; (iii) Registration No. 333-171127, (iv) Registration No. 333-180085; (v) Registration No. 333-216677; (vi) Registration No. 333-255469; and (vii) Registration No. 333-277995 on Form S-8 (such registration statements together, the “Registration Statements”, and such amendment, the “Amendment”) with the United States Securities and Exchange Commission (the “SEC”) on or around the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), in respect of ordinary shares with nominal value of USD0.01 each in the capital of the Company (the “Shares”) that may be delivered pursuant to the plans listed at Schedule 1 to this Opinion (the “Plans”) assumed by the Company pursuant to a Swiss law governed merger agreement (the “Merger Agreement”) entered into between the Company and TE Connectivity Ltd., a Swiss company limited by shares, on 18 March 2024, pursuant to which TE Connectivity Ltd. would merge with and into the Company, with the Company surviving as the successor company (the “Merger”).

1.2	This Opinion is confined to, given in all respects on the basis of, governed by and to be construed in accordance with, the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied and interpreted by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

Séamus Given · Orla O’Connor (Chair) · John Matson · Kevin Murphy · Cormac Kissane · Kevin Langford · Eve Mulconry · Philip Smith · Kenneth Egan · Fintan Clancy · Rob Corbet · Aaron Boyle · Rachel Hussey · Colin Kavanagh · Kevin Lynch · Geoff Moore (Managing Partner) · Chris McLaughlin · Maura McLaughlin · Joanelle O’Cleirigh · Richard Willis · Deirdre Barrett · Cian Beecher · Ailish Finnerty · Robert Cain · Connor Manning · Keith Smith · John Donald · Dara Harrington · David Molloy · Stephen Ranalow · Simon Hannigan · Colin Rooney · Aiden Small · Phil Cody · Karen Killoran · Richard Ryan · Danielle Conaghan · Brian O’Rourke · Cian McCourt · Louise O’Byrne · Michael Twomey · Cormac Commins · Tara O’Reilly · Michael Coyle · Darragh Geraghty · Patrick Horan · Maeve Moran · Deirdre O’Mahony · Deirdre Sheehan · Ian Dillon · David Kilty · Siobhán McBean · Conor McCarthy · Olivia Mullooly · Mairéad Duncan-Jones · Imelda Shiels · Ruth Lillis · Sarah McCague · Sarah Thompson · Niamh McGovern · Ciara Buckley · Ian Duffy · Sophie Frederix · Orlaith Kane · Aisling Kelly · David Vos · Jacinta Conway · Amy McDermott · Gillian Beechinor · Kylie Dollard · Jack Logan · Peter Murphy · Shane O’Neill

1.4	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the Documents (as defined in Schedule 2); and

(b)	the searches listed at paragraph 1.7 below.

1.5	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Documents.

1.6	For the purpose of giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.7	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 30 September 2024 (the “Searches”):

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court of Ireland; and

(c)	in the Central Office of the High Court of Dublin for any proceedings or petitions filed.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland; and

2.2	when the Shares have been issued and, if required, paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

3.1	that the Company will receive consideration equal to the aggregate of the nominal value and any premium required to be paid up on the Shares issued pursuant to awards under the Plans and that such consideration will be in cash and/or otherwise provided in accordance with Irish law;

3.2	that the Shares will be allotted and issued in the manner stated in the Plans;

3.3	that the filing of the Amendment with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.4	that the vesting of any awards granted under the Plans and the issue of the Shares upon vesting of such awards (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award agreement;

3.5	that the exercise of any options granted under the Plans and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award or enrolment agreement, as the case may be;

3.6	that, at the time of allotment and issuance of the Shares in accordance with the Plans, the Company will have sufficient authorised share capital to allot and issue the required number of Shares to be delivered to recipients of any awards granted under the Plans;

3.7	that the authorities contained in the Memorandum and Articles of Association (as defined below) to issue the Shares have not been revoked or limited in any way;

3.8	that the Company will continue to renew its authority to allot and issue the Shares in accordance with the terms and conditions set out in the Memorandum and Articles of Association and the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”) for the remainder of the period that the Registration Statements will continue in effect;

3.9	with respect to Shares issued on or after the date of expiry of the Company’s existing determination of the re-allotment price of any shares which constitute treasury shares, that the Company will have determined at a general meeting in accordance with Sections 109 and/or 1078 of the Irish Companies Act the re-allotment price of any Shares which constitute treasury shares;

3.10	that, at the time of grant or issue by the Management Development and Compensation Committee of the board of directors of the Company (the “Committee”) of any award or Share under the Plans, the Committee will have been duly constituted and remain a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to issue awards and the Shares;

Authenticity and bona fides

3.11	the completeness and authenticity of all documents (including, without limitation, the Documents) submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.12	where incomplete documents (including, without limitation, the Documents) have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such documents correspond in all respects with the last draft of the complete documents submitted to us;

3.13	that the terms of the Documents will be observed and performed by the parties thereto;

3.14	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.15	that the memorandum and articles of association of the Company (the “Memorandum and Articles of Association”) adopted by special resolution dated 12 September 2024 with effect from 30 September 2024 are the current memorandum and articles of association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association;

Accuracy of searches and warranties

3.16	the accuracy and completeness of the information disclosed in the Searches and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Irish Companies Registration Office (the “CRO”) do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.17	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

Commercial Benefit

3.18	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the filing of the Amendment with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Amendment to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ ARTHUR COX LLP
ARTHUR COX LLP

SCHEDULE 1

The Plans

1.	TE Connectivity plc 2010 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)

2.	TE Connectivity plc 2007 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)

3.	TE Connectivity plc Employee Stock Purchase Plan (Amended and Restated as of September 30, 2024)

4.	TE Connectivity plc Savings Related Share Plan (Amended and Restated as of September 30, 2024)

5.	TE Connectivity plc 2024 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)

SCHEDULE 2

Documents

1.	A copy of the form of the Amendment to be filed by the Company with the SEC;

2.	Copies of the Plans;

3.	The Merger Agreement;

4.	Deed poll relating to all of the assets and liabilities of TE Connectivity Ltd. dated 30 September 2024 (the “Deed Poll”);

5.	Deed poll of assumption relating to the Plans dated 30 September 2024 (the “Deed of Assumption”);

6.	A copy of the resolutions of the board of directors of the Company dated:

(a)	12 March 2024 approving, among other things, the Company’s entry into of the Merger Agreement and the Deed Poll and the assumption by the Company of the Plans with effect from 30 September 2024; and

(b)	12 September 2024 approving, among other things, the Company’s entry into of the Deed of Assumption and the filing of the Amendment with the SEC;

7.	The results of the Searches;

8.	A copy of the Memorandum and Articles of Association;

9.	A copy of the resolutions of the sole shareholder of the Company dated 12 September 2024 approving, among other things, the adoption of the Memorandum and Articles of Association with effect from 30 September 2024;

10.	A copy of the Certificate of Incorporation of the Company dated 16 November 2015;

11.	A copy of the Certificate of Incorporation on Change of Name of the Company dated 5 March 2024;

12.	A copy of the Certificate of Incorporation on Re-registration as a PLC of the Company dated 7 March 2024;

13.	A copy of the corporate certificate dated 30 September 2024 from Harold G. Barksdale, company secretary of the Company, in relation to the share capital of the Company; and

14.	Letter of status from the CRO dated 30 September 2024,

(together, the “Documents”).